EXHIBIT 10.1

                   PURCHASE AND SALE AGREEMENT BY AND BETWEEN
                  CONTINENTAL INDUSTRIES, LC AND DAR, LLC AND
                GALAXY ENERGY CORPORATION DATED JANUARY 14, 2004

                           PURCHASE AND SALE AGREEMENT


                                 by and between

                               DAR LLC, as SELLER


                                       and


                       GALAXY ENERGY CORPORATION, as BUYER




                                January 14, 2004

                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement"), dated January 14, 2004, is by and between DAR, LLC, a Wyoming limited liability company ("Seller") and Galaxy Energy Corporation, a Colorado corporation ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and sometimes are individually referred to as a "Party."


                                    RECITALS

         A.       Seller owns an interest in the Assets.

         B. This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of Seller's right, title and interest in the Assets.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and indemnities herein contained, the parties agree as follows:


                                    Article 1
                               CERTAIN DEFINITIONS

         Section 1.1 CERTAIN DEFINED TERMS. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and plural forms of the term so defined.


                                    Article 2
                           SALE AND PURCHASE OF ASSETS

         Section 2.1 SALE AND PURCHASE. On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Assets, effective as of the Effective Date.

                                    Article 3
                                 PURCHASE PRICE

         Section 3.1 AGGREGATE PURCHASE PRICE. The total purchase price for the sale and conveyance to Buyer of the Assets is Two Million Seven Hundred Sixty-three Thousand Six Hundred Fifty-five and 22/100 Dollars ($2,763,655.22) cash (the "Closing Payment"), payable as described in Section 3.2 below, and 3,000,000 restricted shares of Buyer's common stock (the "Buyer Shares") (collectively the "Purchase Price"), subject to adjustment in accordance with the terms of this Agreement.

         Section 3.2 CLOSING PAYMENT. At the Closing, Buyer shall pay Seller One Hundred Sixty-three Thousand Six Hundred Fifty-five and 22/100 Dollars ($163,655.22) (the "Closing Payment"), via wire transfer in immediately available funds to the account specified by Seller by written notice delivered to Buyer not less than two (2) Business Days prior to Closing, and shall deliver to Seller stock certificates evidencing the Buyer Shares and a promissory note (the "Note"), in the form of note set forth on Exhibit "B" attached hereto, in the principal amount of Two Million Six Hundred Thousand Dollars ($2,600,000), payable as follows: (i) $1,000,000 on or before January 14, 2005 (the "Initial Payment") and (ii) $1,600,000 on or before June 24, 2005 (the "Final Payment"). The amount of the Initial Payment shall be subject to adjustment as provided in this Agreement. The Note shall bear interest at the rate of six percent (6%) per annum and shall be secured by a Mortgage covering the Assets in the form set forth on Exhibit "F" (the "Mortgage").

         Section 3.3 ADJUSTMENT TO INITIAL PAYMENT. At Closing, the Purchase Price shall be adjusted, and the amount of the Initial Payment shall be adjusted accordingly, as follows and the resulting amount shall be referred to herein as the "Adjusted Purchase Price."

                  (a) The Purchase Price shall be adjusted upward by the following:

                        (i) The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Assets paid by or on behalf of Seller in connection with the operation of the Assets and which are, according to GAAP, attributable to the period of time between the Effective Date and the Closing Date. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise and any other taxes based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

                        (ii) The  value,  less  taxes  (other  than taxes on net
                  income), of all marketable Hydrocarbons attributable to the Assets in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Date, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

                        (iii) An amount equal to the value  (determined by Buyer
                  and Seller prior to the Closing Date) of the underproduction as of the Effective Date of Hydrocarbons produced from the Assets under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement.

                        (iv) Expenditures incurred by Seller and not described above that are directly associated or connected with owning, developing, exploring, operating or maintaining the Assets or producing, transporting and marketing the Hydrocarbons therefrom for all periods on and after the Effective Date.

                        (v) Any other amounts agreed upon by Seller and Buyer.

                  (b) The Purchase Price shall be adjusted downward by the following:

                        (i) An amount  equal to the value  (determined  by Buyer
                  and Seller prior to the Closing Date) of the overproduction as of the Effective Date of Hydrocarbons produced from the Assets under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement.

                        (ii) Any Environmental Defects pursuant to Section 7.4.

                        (iii) Any Title  Defects  pursuant to Sections  8.2, 8.3
                  and 8.4.

                        (iv) The  gross  proceeds  received  by  Seller,  net of
                  applicable severance and production taxes and compression charges, from the sale of Hydrocarbons derived from the Assets attributable to the period of time after the Effective Date.

                        (v) An amount equal to all expenditures, liabilities and
                  costs relating to the Assets that are unpaid as of the Closing Date and are assessed for or attributable to the period of time prior to the Effective Date.

                        (vi) An amount equal to all unpaid ad valorem, property,
                  production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, which taxes or assessment become due and payable or accrue (but have not yet become due and payable) with respect to the Assets prior to the Effective Date, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes addressed against the applicable portion of the Assets for the immediately preceding tax period just ended.

                        (vii) Any other amounts agreed upon by Seller and Buyer.

         Section 3.4 PAYMENT AND CALCULATION OF ESTIMATED ADJUSTED PURCHASE PRICE; PAYMENT AT CLOSING. Seller shall prepare and deliver to Buyer, at least two (2) days prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price, together with a statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section
3.3. The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price shall be established based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimation of any disputed or undetermined amount and the amount of the Initial Payment shall be adjusted accordingly.


                                    Article 4
                          DRILLING PROGRAM AND TAKEOVER

_________Section 4.1. Drilling Program AND TAKEOVER. Seller and Buyer have delineated certain phases of operation the schedule of which is delineated on Exhibit "D" (the "Drilling Program"). Buyer shall use reasonable efforts, subject to customary industry standards, to develop the Assets pursuant to the Drilling Program. Development of the Assets as provided in the Drilling Program may be changed by written mutual agreement of the parties.

         In the event that Buyer deems it uneconomic to, or Buyer no longer desires to, continue development of the Assets at any time, Buyer shall give written notice thereof to Seller, Seller shall then have sixty (60) days in which to notify Buyer that it desires to take over operation of the Assets which Buyer no longer wishes to develop. If operations to develop the Assets pursuant to the Drilling Program are not being conducted by Buyer on any part of the Assets for a period of one (1) year or more, Seller may, at any time thereafter, notify Buyer that it desires to take over operation of said Assets. If it so desires, Seller may take over operations of only part of the Assets. Such Assets to be taken over by Seller shall be delivered within thirty (30) days after notification by Seller pursuant to an Assignment, Conveyance and Bill of Sale in the form of Exhibit "E" from Buyer to Seller.

         Section 4.2. COSTS. Buyer shall pay all of the costs of each well drilled under the terms of this Agreement.

         Section 4.3. INDEMNIFICATION. Subject to the provisions of the Contract Operator Agreement, Buyer shall, to the fullest extent permitted by applicable law, protect, indemnify and hold Seller harmless, free and clear of and from all liens, claims, actions and causes of action of every kind arising out of or in connection with operations and activities conducted or caused by Buyer under or pursuant to this Agreement.

         Section 4.4 EXPIRING LEASES. It is the understanding of Buyer that some of the leases set forth in Exhibit "A" may expire before the Final Payment is made or the Drilling Program is completed. Buyer shall take, or cause to be taken, reasonable commercial measures to maintain or renew said leases.


                                    Article 5
                               RIGHT TO PRODUCTION

         Section 5.1 RIGHT TO PRODUCTION. Prior to any default by Buyer under the Note or Mortgage, Buyer shall be entitled to receive all of the production from any well produced on the Assets and the proceeds therefrom (after deducting production taxes, excise taxes, royalty, overriding royalty, including any overriding royalty interest reserved or owned by Seller, and other similar interests payable out of production).


                                    Article 6
                         REPRESENTATIONS AND WARRANTIES

         Section 6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

                  (a) ORGANIZATION AND QUALIFICATION. It is duly organized, validly existing, in good standing under the laws of the State of Wyoming.

                  (b) POWER AND AUTHORITY. Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.

                  (c) ENFORCEABILITY. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (d) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of any provision of its governing documents, or of any other material agreement, indenture or other instrument under which Seller is bound, or (ii) violate or conflict with any law applicable to Seller or the Assets.

                  (e)  CONSENTS.   To  the  Knowledge  of  Seller,  no  consent,
         approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller, except for such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to have a material adverse effect on the ability of Seller to consummate and perform the transactions contemplated by this Agreement.

                  (f) MATERIAL CONTRACTS. To the Knowledge of Seller, SCHEDULE 6.1(F) attached hereto sets forth a list of all contracts to which Seller is a party or by which Seller is bound or subject which are material to the conduct and operations of the Assets (collectively, "Material Contracts"). All of the Material Contracts are valid and binding upon Seller in accordance with their terms, and to the Knowledge of Seller, neither Seller nor any other Person is in default in any material way, nor has Seller received or sent notice of default or of any unresolved claim, under any such Material Contracts.

                  (g) LITIGATION. To the Knowledge of Seller, except for matters disclosed on SCHEDULE 6.1(G) attached hereto, there is no action, suit or proceeding pending, or, to the Knowledge of Seller, threatened against or affecting the Assets before any Governmental Authority.

                  (h) LICENSES, PERMITS, ETC. To the Knowledge of Seller, Seller possesses such valid franchises, certificates of convenience and necessity, operating rights, rights of way, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to operate the Assets.

                  (i) ENCUMBRANCES. To the Knowledge of Seller, Seller has not caused nor allowed any mortgage, lien or other encumbrance to be placed upon or against the Assets that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent, or, if delinquent, are being protested, (ii) rights under operating agreements or similar contracts to assert liens against the Assets (but not including rights which have actually been asserted), or (iii) Permitted Encumbrances.

                  (j)   COMPLIANCE   WITH  LAW.  To  the  Knowledge  of  Seller,
         operations on the Assets have been and are being conducted in accordance with all applicable Laws.

                  (k)  ENVIRONMENTAL  MATTERS.  Except for matters  disclosed on
         SCHEDULE 6.1(K) attached hereto, operations conducted by Seller on the Assets, and, to the Knowledge of Seller, by any Person conducting operations on the Assets, have been conducted in material compliance with Environmental Laws. Except for matters disclosed on SCHEDULE 6.1(K), to the Knowledge of Seller, the Assets are not the subject of any existing, pending or, to the Knowledge of Seller, threatened Environmental Claim. To the Knowledge of Seller, All material notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with Seller's ownership or operations of the Assets, and each item of personal property owned, leased or operated by Seller which is included in the Assets, including, without limitation, notices, licenses, permits and authorizations required in connection with treatment, storage, disposal, or release of Hazardous Materials into the environment, have been duly obtained or filed. To the Knowledge of Seller, all Hazardous Materials generated at each tract of real property and by each item of personal property owned, leased or operated by Seller which are included in the Assets have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA and all other Environmental Laws for the conduct of such activities. Except for matters disclosed on
         SCHEDULE 6.1(K) attached hereto, to the Knowledge of Seller, there have been no Hazardous Discharges which were not in compliance with Environmental Laws. Except for matters disclosed on SCHEDULE 6.1(K), to the Knowledge of Seller, Seller has no contingent liability in connection with any Hazardous Discharge from the Assets.

                  (l) AFE'S. SCHEDULE 6.1(L) attached hereto sets forth the outstanding authorizations for expenditures ("AFE's") that (i) require the drilling of wells or other development operations in order to earn or to continue to hold all or any portion of the Assets, or (ii) obligate Seller to make payments of any amounts in connection with the drilling of wells or other capital expenditures affecting the Assets.
         SCHEDULE 6.1(L) also sets forth all drilling commitments and deadlines relating to the Assets.

                  (m) TAXES. To the Knowledge of Seller, all excise, occupation, franchise, severance, production, sales and other taxes, duties or charges levied, assessed or imposed upon or against the Assets by any Governmental Authority have been duly paid or adequately provided for or are being timely and properly contested, as described on SCHEDULE 6.1(M) attached hereto, and all excise, franchise and other tax reports or other reports required by law or regulation with respect thereto have been duly filed or extensions have been duly obtained.

                  (n) GAS IMBALANCES, PREPAYMENTS. Except as shown on SCHEDULE 6.1(N) attached hereto, there are no gas imbalances affecting the Assets which would require Buyer to deliver any gas without receiving full payment therefore, nor has Seller received any prepayments or other payments which would require Buyer to deliver any oil or gas without receiving full payment therefore.

                  (o) WELL STATUS. To the Knowledge of Seller, as of the date of this Agreement, with respect to Assets for which Seller is the operator, there are no Wells that (i) Seller is currently obligated by law or contract to presently plug and abandon, or (ii) to Seller's Knowledge, have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over the Assets.

                  (p) EQUIPMENT. To the Knowledge of Seller, all of the Equipment has been maintained in a state of repair adequate to maintain normal operation of the Assets in a manner consistent with Seller's past practices.

                  (q) PREFERENTIAL RIGHTS. To the Knowledge of Seller, except as shown on SCHEDULE 6.1(Q) attached hereto, there are no Preferential Rights or Transfer Requirements required to be obtained or complied with prior to the Closing.

                  (r) EVENTS SUBSEQUENT TO EFFECTIVE DATE. Except in each case as set forth in SCHEDULE 6.1(R) attached hereto, since the Effective Date, to Seller's Knowledge, there has not been any:

                        (i) material destruction, damage to, or loss of any Assets;

                        (ii) sale or other disposition of any of the Assets except (a) in the ordinary course or business, or (b) any item of personal property or equipment having a value of more than $10,000; or

                        (iii)   material   adverse   change  in  the   aggregate
                  production volumes from the Wells.

                  (s) ROYALTIES. To the Knowledge of Seller, all royalties, overriding royalties and other similar payments due and payable on production with respect to a Lease have been timely and fully paid, except amounts that are being held in suspense which will not result in grounds for cancellation of Seller's rights in such Lease.

                  (t) DISCLOSURE. Neither this Agreement nor any Appendix, Schedule, Exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of Seller in connection with the transactions contemplated hereby, contain any untrue statement of a material fact to Seller's knowledge. To Seller's knowledge, there is no fact known to Seller which could cause an adverse effect on the Assets which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. Seller has provided, and will continue to provide Buyer to the Closing Date, all information that Buyer has requested or reasonably requests in connection with the transactions contemplated by this Agreement.

                  (u) ADVISORS' AND BROKERS' FEES. Seller has not retained any advisor or broker in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

                  (v)  BANKRUPTCY.  There are no  bankruptcy  or  reorganization
         proceedings  pending  against,   being  contemplated  by,  or,  to  the
         Knowledge of Seller, threatened against Seller.

         Section 6.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer agrees, represents and warrants to Seller as follows:

                  (a) ORGANIZATION AND QUALIFICATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly qualified to carry on its business and is in good standing under the laws of the State of Wyoming.

                  (b) AUTHORITY. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

                  (c) ENFORCEABILITY. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (ii) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (d) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any law applicable to Buyer or the properties or assets of Buyer.

                  (e) CONSENTS. No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

                  (f) ACTIONS. There is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer, which would be likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

                  (g) ADVISORS' AND BROKERS' FEES. Buyer has not retained any advisor or broker in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

                  (h) INDEPENDENT INVESTIGATION. Buyer has been advised by and has relied upon its own legal counsel, tax, engineering and other professional counsel and consultants concerning this Agreement, the Assets and the value thereof. By reason of Buyer's knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, it has evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller, other than those representations and warranties expressly set forth herein. Buyer acknowledges that Seller has made no warranty or representation, express or implied, statutory or otherwise, as to the accuracy or completeness of any description of pricing assumptions, quality or quantity of the Hydrocarbon reserves, if any, attributable to the Assets, the ability or potential of the Assets to produce Hydrocarbons, or geologic and/or geophysical data and any interpretations thereof.

                                   Article 7
                  ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS

         Section 7.1 GENERAL ACCESS AND SPECIAL INDEMNITY. Through and until the Closing Date, Seller shall permit Buyer and its representatives to have access at reasonable times in Seller's offices and, in a manner so as not to interfere unduly with the business operations of Seller, to Seller's Records, insofar as the Seller may do so without (i) violating legal constraints or any legal obligation, or (ii) waiving any attorney/client work product or like privilege, and (iii) subject to any required consent of any third person. Buyer indemnifies and agrees to release, defend, indemnify and hold harmless Seller from and against any and all claims arising from Buyer's inspecting and observing the Assets, including (a) claims for personal injuries to or death of employees of the Buyer, its contractors, agents, consultants and representatives, and damage to the property of Buyer or others acting on behalf of Buyer; and (b) claims, demands, losses, damages, liabilities, judgments, causes of action, costs or expenses for personal injuries to or death of employees of Seller or third parties, and damage to the property of the Seller or third parties. The foregoing indemnity includes, and the parties intend it to include, an indemnification of the Seller from and against claims arising out of or resulting, in whole or part, from the condition of the Assets caused by Buyer's inspection thereof or by the Seller's sole, joint, comparative, or concurrent negligence, strict liability or fault.

         Section 7.2 CONFIDENTIAL INFORMATION. Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential if this Agreement terminates for a period of one (1) year following such termination. Notwithstanding anything to the contrary, any information pertaining to or relating to the "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation Sec. 1.6011-4) arising from or in respect of this Agreement and any related transactions contemplated pursuant thereto, shall not be subject to the confidentiality obligation imposed hereunder.

         Section 7.3 ENVIRONMENTAL REVIEW AND AUDIT.

                  (a) ENVIRONMENTAL ACCESS. Until three (3) days prior to Closing (the "Examination Period"), and subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall (i) permit Buyer and its representatives to have reasonable access at reasonable times in Seller's offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller's environmental files and records relating to the Assets insofar as Seller may do so without waiving any attorney/client, work product or like privilege, and (ii) permit Buyer and its representatives or consultants to have reasonable access to the Assets for the purpose of allowing Buyer and such representatives or consultants to inspect and/or audit the Assets for any Environmental Defects (collectively, "Buyer's Environmental Review"), all at Buyer's sole risk, cost and expense. Seller or its representatives shall have the right to be present during any inspection of the Assets and shall have the right, at their option and expense, to split samples with Buyer.

                  (b) BUYER'S RESPONSIBILITY FOR REVIEW. In connection with Buyer's Environmental Review, Buyer agrees that Buyer and its representatives or consultants shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances. Promptly after completing Buyer's Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to substantially the same condition the Assets were in at the time of Buyer's entry thereon, in accordance with good engineering practice, if changed due to Buyer's Environmental Review. Buyer shall maintain, and shall cause its representatives or consultant to maintain, all information obtained by Buyer pursuant to the Buyer's Environmental Review as confidential and shall not disclose same to any third party without the prior written consent of Seller, except to the extent required by law.

         Section 7.4   ENVIRONMENTAL DEFECTS.

                  (a) BUYER'S ASSERTIONS OF ENVIRONMENTAL DEFECTS. On or prior to the expiration of the Environmental Examination Period, Buyer shall notify Seller in writing of any matters which, in Buyer's reasonable opinion, constitute Environmental Defects; provided, however, Buyer shall not assert any Environmental Defects until the aggregate Remediation Amount of all alleged Environmental Defects exceeds 0.5% of the Purchase Price, and, if not exceeded, such alleged Environmental Defects will be deemed waived. Buyer's written notice must include: (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect, and (iii) a calculation of the Remediation Amount that Buyer asserts is attributable to such Environmental Defect.

                  (b) SELLER'S RIGHTS AND ELECTIONS. If Buyer timely notifies Seller in writing of any Environmental Defect as required by Section 7.4(a), Seller shall have the right to dispute the existence of such Environmental Defect and/or the alleged Remediation Amount asserted with respect thereto in accordance with the provisions of Section 8.4 of this Agreement. In addition, Seller, at its option, may elect, at or prior to the Closing, one of the following options with respect to the Asset or portion thereof (the "Environmental Defect Property"):

                        (i) leave  such  Environmental  Defect  Property  in the
                  Assets and assume responsibility for the Remediation of such Environmental Defect; or

                        (ii) withdraw such  Environmental  Defect  Property from
                  this Agreement, delete it from the Assets, and retain and not sell the Environmental Defect Property.

                  (c) REMEDIATION. If Seller elects the option set forth in clause (i) above, Seller shall use commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws and the provisions of any applicable Lease, and Seller shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in accordance with this Section. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding paragraph (a) upon receipt of a certificate from a licensed professional engineer.

                  (d) REDUCTION AMOUNT. If Seller elects the option set forth in
         Section 7.4(b)(ii) with respect to one or more Environmental Defects, then as Buyer's sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Initial Payment by the amount allocated on EXHIBIT C attached hereto, to the Environmental Defect Property, subject to Section 7.4(a).


                                    Article 8
                                TITLE ADJUSTMENTS

         Section 8.1 TITLE WARRANTY. Seller shall warrant Defensible Title to the Assets transferred at Closing under the Conveyance, Assignment and Bill of Sale from and against all Persons claiming by, through and under Seller, but not otherwise.

         Section 8.2   BUYER'S TITLE REVIEW.

                  (a) BUYER'S ASSERTION OF TITLE DEFECTS. Until the end of the Examination Period, Buyer shall have the right to furnish Seller written notice meeting the requirements of this Section 8.2(a) (the "Title Defects Notice") setting forth any matters which, in Buyer's reasonable opinion, constitute Title Defects and which Buyer asserts as a Title Defect with respect to any Assets pursuant to this Article 8; provided however Buyer shall not assert any Title Defect until the aggregate Title Defect Amount of all alleged Title Defects exceeds 0.5% of the Purchase Price, and if not exceeded, such alleged Title Defects will be deemed waived. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice given to Seller on or before the expiration of the

         Examination Period. To be effective, Buyer's Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) reference to supporting documents reasonably necessary for Seller to verify the existence of such asserted Title Defect.

                  (b) PURCHASE PRICE ALLOCATIONS. The Purchase Price has been allocated to the Assets in accordance with the respective values set forth in EXHIBIT "C." If any adjustment is made to the Initial Payment pursuant to this Section 8.2, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Assets in such EXHIBIT "C."

                  (c) SELLER'S RIGHTS AND OPPORTUNITY TO CURE. If Buyer timely gives Seller Title Defect Notice(s) of one or more Title Defects, Seller shall have the right to then or thereafter dispute the existence of such Title Defect and/or the alleged Title Defect Amount asserted with respect thereto in accordance with the provisions of Section 8.4 of this Agreement. In addition, the following terms and conditions shall apply with respect to any Title Defect asserted by Buyer in a timely Title Defect Notice:

                        (i) Seller  shall have until the  Closing  Date,  at its
                  cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived by Buyer within such time shall be deemed "Permitted Encumbrances" hereunder. Subject to Section 8.2(c)(ii) and Seller's right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 8.4, if Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above, and Buyer has not and does not waive same on or before the Closing Date, each Asset affected by such uncured and unwaived Title Defect shall be a "Title Defect Property."

                        (ii) If Buyer  furnishes  to Seller  timely Title Defect
                  Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 8.2(c)(i), as applicable, Seller may elect to close the transactions contemplated hereby and retain the right to cure any such Title Defects after Closing. In such event, but subject to Seller's right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 8.4, the Initial Payment shall be subject to reduction pursuant to Section 8.2(d), taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects which Seller may elect to cure after Closing. Seller shall have ninety (90) calendar days after the Closing Date in which to attempt to cure any such Title Defect. If Seller cures any such Title Defect, then Buyer shall promptly pay Seller the Title Defect Amount with respect to the Title Defect that is so cured, but not exceeding the aggregate amount of the reductions in the Initial Payment as a result of any Title Defects.

                  (d) BUYER'S TITLE ADJUSTMENTS. As Buyer's sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Initial Payment by the amount of the Title Defect Amounts. "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

                        (i) If the Title  Defect  results  from Seller  having a
                  lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefore in EXHIBIT "A," the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in EXHIBIT "C" by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue
                  Interest specified for such Title Defect Property in EXHIBIT "A."

                        (ii) If the Title Defect results from the existence of a
                  lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

                        (iii) If the Title  Defect  results  from any matter not
                  described in paragraphs (i) or (ii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in EXHIBIT "C" to such Title Defect Property); provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall be the reasonable cost and expense of curing such Title Defect, if less.

                        (iv) The Title  Defect  Amount  attributable  to a Title
                  Defect Property shall not exceed the portion of the Purchase Price allocated to such Title Defect Property in EXHIBIT "C."

                  (e) TITLE ADJUSTMENT DEDUCTIBLE. Notwithstanding anything herein to the contrary, any downward adjustment to the Initial Payment provided for in 8.2(d) shall be made only to the extent and only as to that amount by which the aggregate amount of the Title Defect Amounts exceeds 0.5% of the Purchase Price.

         Section 8.3 DETERMINATION OF TITLE DEFECTS. An Asset shall not be deemed to have a "Title Defect" if the following statements are true in all material respects with respect to such Asset as of the Closing Date:

                           (i) Seller has Defensible Title thereto;

                        (ii) all  rentals,  Pugh  clause  payments,  shut-in gas
                  payments and other similar payments (other than royalties, overriding royalties and other similar payments on production) due with respect to such Asset have been properly and timely paid; and

                        (iii) Seller is not in default under the material  terms
                  of any Leases, farmout agreements or other contracts or agreements respecting such Asset which could (a) prevent Seller from receiving the proceeds of production attributable to Seller's interest therein, or (b) result in cancellation of Seller's interest therein.

         Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute, Title
Defects:

                  (a) defects in the chain of title such as minor name discrepancies, the mere failure to recite marital status in a document, or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party's superior claim of title to the relevant Asset portion thereof;

                  (b) defects arising out of lack of survey;

                  (c) defects arising out of a lack of corporate authorization, unless Buyer provides affirmative evidence that such lack of authorization results in another party's superior claim of title to the relevant Assets or portion thereof; and

                  (d) defects that have been cured by possession under the applicable statutes of limitations or statutes for prescription.

         Section 8.4 DEFERRED CLAIMS AND DISPUTES. Seller shall notify Buyer of any Title Defects or Environmental Defects that it disputes no later than two
(2) days before Closing. Otherwise, Seller shall be deemed to have accepted such Defects. In the event that Buyer and Seller have not agreed upon (i) the existence of one or more Title Defects or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article 8, or (ii) the existence of one or more Environmental Defects, any Remediation, Remediation Amount or plan therefore, any such dispute or claim (a "Disputed Defect") shall be settled pursuant to this Section 8.4, and shall not prevent or delay Closing.

         The amount attributable to any Disputed Defects shall be a reduction in the Initial Payment. Buyer shall place such amount in an escrow account pending resolution of the dispute as provided for herein. If the parties are unable to resolve the dispute by informal discussions within thirty (30) days of Closing, then the arbitration procedure set forth in Section 17.10 shall apply.


                                    Article 9
                          COVENANTS OF SELLER AND BUYER

         Section 9.1 CONDUCT OF BUSINESS PENDING CLOSING. Subject to the constraints of applicable operating agreements and other existing agreements with third parties, from the date of this Agreement hereof through the Closing, except as consented to or approved by Buyer, Seller covenants and agrees that:

                  (a) LIENS. Seller shall not create any new liens or security interests on the Assets, except to the extent required or permitted incident to the exploration, operation or development of the Assets.

                  (b) OPERATION OF ASSETS. Seller shall:

                        (i) cause the Assets to be  maintained  and  operated in
                  the ordinary course of business in accordance with Seller's past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property), maintain insurance now in force with respect to the Assets and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

                        (ii) cause, or, in the event Seller is not the operator,
                  use reasonable efforts to cause, the Assets to be maintained and operated in material compliance with all laws;

                        (iii) (A) not commit to  participate  in the drilling of
                  any new well or other new capital expenditure on the Assets, without Buyer's consent, which consent shall not be unreasonably withheld, delayed or conditioned, or (B) elect to become a non-consenting party with respect to any operation or capital expenditure proposed by a third party;

                        (iv) maintain and keep the Assets in full force and effect, except where such failure is due to the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight, unless caused by Seller's willful misconduct; and

                        (v) use reasonable diligence to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date.

                  (c) CONTRACTS AND AGREEMENTS. Seller shall not:

                        (i) enter into any Hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one year which is not terminable without penalty on notice of thirty (30) days or less; or

                        (ii)  voluntarily   relinquish   Seller's   position  as
                  operator with respect to any of the Assets.

         Section 9.2 NOTICES AND CONSENTS. Each of the Parties will give any notices to, make any filing with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

         Section 9.3 ACTIONS BY PARTIES. Each of the Parties agrees to use reasonable diligence to satisfy the conditions to Closing set forth in Article 10 and to refrain from taking any action within its control which would cause a breach by such Party of a representation or warranty set forth herein; provided, however, that Seller shall not be required to expend any funds or incur any costs to prevent or cure a breach of the representations and warranties set forth in Section 6.1.

         Section 9.4 CASUALTY LOSS. In the event of a Casualty to an Asset prior to Closing, this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree), at Buyer's election, such Asset shall be treated as if it had a Title Defect associated with it and the procedure provided for in Section 8.2 shall be applicable thereto.

         Section 9.5 THIRD-PARTY SELLERS. Seller acknowledges that Buyer wishes to purchase additional interests in the Assets from certain third-party owners. Seller agrees to use its reasonable best efforts to assist Buyer in introducing Buyer to such third parties and aid in negotiating such purchases on such terms and conditions that may be acceptable to Buyer, either at or following Closing.


                                   Article 10
                               CLOSING CONDITIONS

         Section 10.1 SELLER'S CLOSING CONDITIONS. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                  (b) NO ACTION. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or an Affiliate) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.

                  (c)   SECURITY.   Seller   shall  have  been   provided   with
         instruments, in forms reasonably satisfactory to Seller and its counsel, securing the obligations under the Note and Mortgage.

                  (d) CONTRACT OPERATOR AGREEMENT. Buyer and Seller shall have entered into an agreement, in mutually satisfactory form, contemporaneously with the Closing, pursuant to which Seller agrees to operate the Assets for Buyer (the "Contract Operator Agreement").

         Section 10.2 BUYER'S CLOSING CONDITIONS. The obligations of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as though made as of the Closing Date, and (ii) the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                  (b) NO ACTION. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or resulting therefrom.

                  (c) RELEASES. Buyer shall have been provided with copies of releases in forms reasonably satisfactory to Buyer and its counsel, of any mortgages, security interests, indebtedness or similar encumbrances or burdens affecting the Assets.

                  (d) NO ADVERSE CHANGE. There shall have been no adverse change in the aggregate volumes of production of Hydrocarbons from the Assets since the Effective Date.

                  (e) CONTRACT OPERATOR AGREEMENT. Seller and Buyer shall have entered into the Contract Operator Agreement.

         Section 10.3 REGULATORY APPROVALS. If Buyer or Seller determines that approval is required to permit Buyer to continue to use any governmental permits with respect to the Assets after Closing, Buyer and Seller shall, as promptly as practicable after the date of this Agreement, cooperate in filing the required applications and notices with the appropriate governmental authorities seeking authorization to confirm Buyer's continued right to use such permits or to transfer or assign such permits to Buyer as necessary.


                                   Article 11
                                     CLOSING

         Section 11.1 CLOSING. The Closing shall be held at 10:00 a.m., MST, on January 14, 2004 (the "Closing Date"), at the offices of Seller in Casper, Wyoming, or at such other time or place as Seller and Buyer may otherwise agree in writing.

         Section 11.2 SELLER'S CLOSING OBLIGATIONS. At Closing Seller shall further execute and deliver, or cause to be executed and delivered, to Buyer the following:

                  (a) a Conveyance, Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit "E," for each county in which the Assets are located and government forms of assignment, if applicable;

                  (b) the releases, if any, referred to in Section 10.2(c);

                  (c) on forms supplied by Buyer, transfer orders or letters in lieu thereof, directing the operator to make payment of proceeds attributable to production from the Assets after the Effective Time to Buyer;

                  (d) a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, dated as of the Closing Date; and

                  (e) the Contract Operator Agreement.

         Section 11.3 BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall execute and deliver, or cause to be delivered, to Seller the following:

                  (a) the Closing Payment;

                  (b) the Note and the instruments securing such Note referred to in Section 10.1(c);

                  (c) the Contract Operator Agreement; and

                  (d) Certificates evidencing the Buyer Shares

         Section 11.4 SUSPENSE PROCEEDS. Seller shall remit to Buyer at Closing all proceeds from production attributable to the Assets which are held in suspense by Seller as of the Effective Date. Buyer shall be responsible for the proper distribution of all such suspended proceeds and agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities and losses related to such suspended proceeds,


                                   Article 12
                              POST-CLOSING MATTERS

         Section 12.1 RECORDS. Within five (5) business days after Closing, Seller shall deliver to Buyer the Seller Records. Seller shall be entitled to keep a copy of any such Seller Records for its files. Buyer agrees to maintain the Seller Records until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Seller Records available with respect to open years for tax audit purposes), or, if any of the Seller Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Seller Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Seller and its representatives reasonable access at reasonable times to, and the right to copy all or any portion of, the Seller Records.

         Section 12.2 FINAL SETTLEMENT STATEMENT. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and GAAP, a statement (the "Final Settlement Statement") setting forth each adjustment, finally determined as of Closing, and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement. If the parties reach agreement on such Final Settlement statement, the obligor Party thereunder shall immediately pay the other Party the amount owed. If the Parties fail to agree upon such Final Settlement Statement within one hundred fifty (150) days after the Closing, the matters in dispute shall be submitted to arbitration pursuant to Section 17.10.

         Section 12.3 REMITTANCE OF PROCEEDS BY SELLER. Notwithstanding the provisions of Section 12.2, if, following Closing, Seller receives after Closing proceeds attributable to production from the Assets after the Effective Date, it shall immediately remit such proceeds to Buyer, together with a copy of the purchaser detail.

         Section 12.4 TAXES. Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594, including all required amendments thereto, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, to report the allocation of the Purchase Price among the Parties.

         Section 12.5 FURTHER ASSURANCES. Seller and Buyer agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take or cause to take, such other action as may be necessary to carry out the purposes and intents of this Agreement.

         Section 12.6 BUYER SHARES. Seller agrees that it shall retain all of the Buyer Shares for a minimum period of one (1) year following the Closing Date and at least 2,000,000 Buyer Shares until the expiration of eighteen (18) months following the Closing Date. Thereafter, Seller shall be free to sell any of the Buyer Shares it still holds subject to the following: (i) Seller shall not sell more than 200,000 of the Buyer Shares in any weekly period, however, the restricted legend regarding this provision shall be removed provided the holding period requirements of Section k of the Rule 144 under the Securities Act are satisfied, and (ii) any such sales will be subject to the volume limitations of Rule 144 under the Securities Act during the holding period required under said Rule 144.

         Seller, within ten (10) business days of receipt of written notice from Buyer or the holder of the Buyer Shares that it desires to sell any of the Buyer Shares, shall have removed, or caused to be removed, the restrictive legend on said Buyer Shares in order to allow the holder of the Buyer Shares to sell them in compliance with the provisions of this Section 12.6.

         None of the foregoing restrictions shall prevent Seller from having the Buyer Shares registered in the name of a Person other than Seller or from transferring or assigning any portion of the Buyer Shares to an Affiliate or Wind River Resources, Inc.; but any such Person's or Affiliate's holdings shall be aggregated with Seller's holdings for purposes of such restrictions and such Person or Affiliate must agree in writing to observe the restrictions. (Reference in this Section 12.6 and in Section 12.7 below shall be deemed to include such Person, Wind River Resources, Inc. or Affiliate.)

         Section 12.7 PIGGYBACK REGISTRATION.  Notwithstanding the provisions of
Section 12.6, Buyer agrees that it shall notify Seller in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of any of Buyer's common stock and will afford Seller an opportunity to include in such registration statement all or any part of the Buyer Shares then held by Seller. Seller shall, within fifteen (15) days after receipt of such notice from Buyer, inform Buyer in writing of the number of Buyer Shares Seller wishes to include in such registration statement. If Seller decides not to include all of the Buyer Shares in the registration statement to be filed by Buyer, Seller shall nevertheless continue to have the right to include any Buyer Shares in any subsequent registration statement or registration statements as may be filed by Buyer with respect to additional offerings of the Buyer's common stock, all upon the terms and conditions set forth herein.

                  (a) UNDERWRITING. If a registration statement for which Buyer gives notice under this Section 12.7 is for an underwritten offering, Buyer shall so advise Seller, and, in such event, the right of Seller to include the Buyer Shares in a registration pursuant to this Section
         12.7 shall be conditioned upon Seller's inclusion of such Buyer Shares in the underwriting to the extent provided herein. If Seller proposes to distribute the Buyer Shares through such underwriting, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determines(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to Buyer, and second to Seller. If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw therefrom by written notice to Buyer and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Buyer Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                  (b) EXPENSES. All expenses incurred in connection with a registration pursuant to this Section 12.7 (excluding underwriters' and brokers' discounts and commissions relating to shares sold by Seller), including, without limitation, all federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for Buyer, shall be borne by Buyer, except for fees and disbursements of counsel for Seller.

                  (c) FURNISH INFORMATION. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 12.7, that Seller shall furnish to Buyer such information regarding itself, the Buyer Shares, and the intended method of disposition of such securities as shall be required to timely effect the registration of the Buyer Shares.


                                   Article 13
                                    SURVIVAL

         Section 13.1 SURVIVAL. The representations, warranties, indemnities and
the  covenants  and  agreements  made  herein  by  the  Parties  shall   survive
indefinitely following the Closing Date.

                                   Article 14
                                   LIMITATIONS

         Section 14.1 DISCLAIMER OF WARRANTIES. IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, SUBJECT TO SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS "AS IS" AND "WHERE IS." WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (i) EXPRESSLY DISCLAIMS, AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL), or (b) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, and (ii) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

         Section 14.2 DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED (WHICH SHALL INCLUDE ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES AWARDED AGAINST OR PAID BY THE INDEMNIFIED PARTY SEEKING INDEMNITY HEREUNDER TO ANY THIRD PARTY) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.


                                   Article 15
                                 INDEMNIFICATION

         Section 15.1 INDEMNIFICATION BY SELLER. Seller shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, agents and other representatives, from and against the following:

                  (a) All claims, demands, damages, liabilities, judgments, losses and reasonable costs, expenses and attorneys' fees (individually a "Loss" and collectively, the "Losses") arising from the breach by Seller of any representation, warranty or covenant set forth in this Agreement or the Closing Documents; and

                  (b) All losses arising from the ownership or operation of the Assets prior to the Effective Date, including, but not limited to, any Environmental Claims.

         Section 15.2 INDEMNIFICATION BY BUYER. Buyer shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless, Seller, its Affiliates and their respective directors, officers, employees, agents and other representatives from and against the following:

                  (a) All Losses arising from the breach by Buyer of any representation, warranty or covenant set forth in this Agreement; and

                  (b) All Losses arising from the ownership and operation of the Assets on and after the Effective Date, subject to the provisions of the Contract Operator Agreement.

         Section 15.3 NOTIFICATION. As soon as reasonably practical after obtaining knowledge thereof, an indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 15. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this
Article 15, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 15, neither Party shall, without the other Party's written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceedings, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.


                                   Article 16
                       TERMINATION; REMEDIES; LIMITATIONS

         Section 16.1      TERMINATION.

                  (a)   TERMINATION   OF  AGREEMENT.   This  Agreement  and  the
         transactions contemplated hereby may be terminated at any time at or prior to the Closing:

                        (i) by mutual written consent of Seller and Buyer;

                        (ii) by either Seller or Buyer if the combined  total of
                  all Remediation Amounts asserted under Article 7 above and all Title Defect Amounts asserted under Article 8 above exceed 10% of the Purchase Price;

                        (iii) by Seller if any  condition  specified  in Section
                  10.1 has not been satisfied on or before Closing and shall not have been waived by Seller; or

                        (iv) by Buyer if any condition specified in Section 10.2
                  has not been satisfied on or before Closing and shall not have been waived by Buyer.

                  (b) EFFECT OF TERMINATION. In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to SECTION 16.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in Section 7.2. If this Agreement is terminated as provided herein, all filing, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.

         Section 16.2   REMEDIES.

                  (a) SELLER'S REMEDIES. Notwithstanding anything herein provided to the contrary, upon the failure by Buyer to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Buyer in this Agreement, or the failure to comply with the covenants or other obligations of Buyer set forth herein, Seller may enforce its legal and equitable remedies for such breach or failure including specific performance of this Agreement.

                  (b) BUYER'S REMEDIES. Notwithstanding anything herein provided to the contrary, upon failure of the Seller to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Seller in this Agreement, or the failure by Seller to comply with the covenants or other obligations of Seller set forth herein, Buyer may enforce its legal and equitable remedies for such breach or failure, including specific performance of this Agreement.


                                   Article 17
                                  MISCELLANEOUS

         Section 17.1 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. Any counterpart of this Agreement or any document or other instrument delivered hereunder may be delivered by facsimile. Any facsimile signature shall be replaced with an original signature as promptly as practical.

         Section 17.2   GOVERNING LAW; JURISDICTION; PROCESS.

                  (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                  (b) SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTION 17.10, BUYER AND SELLER CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, LOCATED IN THE CITY OF CASPER AND COUNTY OF NATRONA, WYOMING, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER AND SELLER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER OR SELLER MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER OR SELLER ARE NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH FORUM.

         Section 17.3 ENTIRE AGREEMENT. This Agreement and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings pertaining to the subject matter hereof. There are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

         Section 17.4 EXPENSES. Buyer shall be responsible for (i) all transfer, stamp, documentary and similar taxes imposed on the parties hereto with respect to the purchase and sale of the Assets contemplated pursuant to this Agreement and, (ii) all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this

Agreement. Buyer shall be responsible for all sales tax, if any, resulting from the purchase and sale of the Assets; provided Seller shall join in a sales tax return, if any, required to be filed. Buyer shall file any required sales tax return. All other costs and expenses incurred by each Party hereto in connection with all things required to be done by it hereunder, including attorneys' fees, accountant fees and the expense of environmental and title examination, shall be borne by the Party incurring same.

         Section 17.5 NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

         TO SELLER:

         DAR, LLC
         2411 North Oil Drive
         P.O. Box 656
         Casper, Wyoming 82602
         Attention:  Ken Daraie, CEO
         Telephone: (307) 472-0477, Ext. 15
         Facsimile:  (307) 472-0476
         E-mail: kend@contl-ind.com


         TO BUYER:

         Galaxy Energy Corporation
         1001 Brickell Bay Drive, Suite 2202
         Miami, Florida 33131
         Attention: Marc E. Bruner, Chairman and CEO
         Telephone: (305) 373-5725
         Facsimile:  (305) 373-5726
         E-mail: mbruner@galaxyenergy.com

or at such other address and to the attention of such other person as a Party may designate by written notice to the other Party.

         Section 17.6 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its Affiliates' publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

         Section 17.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any such assignment without such consent shall be void and of no force or effect; provided, however, Buyer may assign this Agreement to an Affiliate at or prior to Closing without Seller's consent.

         Section 17.8 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party hereto may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         Section 17.9   APPENDICES, SCHEDULES  AND EXHIBITS.   All   Appendices,
Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

         Section 17.10 ARBITRATION. Except as otherwise expressly provided herein, any dispute, controversy, or claim (a "Dispute") arising out of or in connection with this Agreement, except for a suit to enforce specific performance, shall be referred to and determined by a binding arbitration, as the sole and exclusive remedy of the Parties as to the Dispute, conducted in accordance with American Arbitration Association ("AAA") arbitration rules for commercial disputes (the "Rules"), which are deemed to be incorporated by reference, except that in the event of any conflict between those Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal ("Tribunal") shall apply the law referred to in Section 17.2 in resolving the Dispute. The Tribunal shall be composed of three (3) arbitrators, with Buyer and Seller each appointing one arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as a Chairman of the Tribunal. Should any arbitrator fail to be appointed as aforesaid, then such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall be held in Denver, Colorado, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within ninety (90) days following the selection of the Chairman of the Tribunal. The decision of the Tribunal shall be final and binding upon the Parties. Judgment upon the award rendered by the Tribunal may be entered in, and enforced by, any court of competent jurisdiction.

         Section 17.11 ATTORNEYS' FEES. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs of arbitration and reasonable attorneys' fees from the nonprevailing Party.

         Section 17.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 17.13 TIME IS OF THE ESSENCE. Time is of the essence for this Agreement and each and every provision herein in which time of performance is a factor.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each Party as of the day first above written.


                            BUYER:

                            GALAXY ENERGY CORPORATION


                            By:
                               -----------------------------------------
                                   Cecil D. Gritz, COO


                            SELLER:

                            DAR, LLC


                            By:
                               -----------------------------------------
                                   Ken Daraie, CEO

                                   APPENDIX A
                                       TO
                           PURCHASE AND SALE AGREEMENT

                                   DEFINITIONS

"Adjusted Purchase Price" shall mean as defined in Section 3.3.

"Affiliate" shall mean, as to the Party specified, any entity controlling, controlled by or under common control with such specified Party or a partner of such Party. Control, controlling or controlled as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

"Assets" shall mean all of the Mineral Interests, Equipment and Incidental Rights, but shall exclude the Excepted Property.

"Buyer Shares" shall mean as defined in Section 3.1.

"Casualty" shall mean volcanic eruptions, acts of God, fire, explosion, earthquake, windstorm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure. A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Contract Operator Agreement" shall mean as defined in Section 10.1(d)

"Defensible Title" shall mean, respectively as to each Asset, such title held by Seller that (i) entitles Seller to receive not less than the applicable Net Revenue Interest specified for such Asset in EXHIBIT "A"; and (ii) except for Permitted Encumbrances, is free and clear of all liens and encumbrances.

"Drilling Program" shall mean that plan for developing the Assets described on Exhibit "D."

"Effective Date" shall mean January 14, 2004.

"Environmental Claim" shall mean any action or written notice threatening same by any third party alleging potential liability of Seller arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law as a result of an Environmental Condition with respect to the Assets or an Offsite Environmental Matter.

"Environmental Condition" shall mean an existing condition or circumstance with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset not to be in compliance with any Environmental Law, including any permits issued thereunder, in all material respects, or (ii) the Asset to be required to be remediated (or other corrective action taken with respect to such Asset) under any Environmental Law.

"Environmental Defect" shall mean an Environmental Condition with respect to the Assets, provided that if, after taking into account any Remediation performed by or on behalf of Seller, the reasonably anticipated Remediation Amount with respect to such Environmental Condition (or all Environmental Conditions with respect to an Asset) is not in excess of $5,000, such Environmental Condition shall not constitute an Environmental Defect.

"Environmental Laws" shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic, radioactive or other substances alleged to be harmful. "Environmental Laws" shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the

Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasigovernmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law. The above reference to Laws relating to natural resources is not intended to include non-environmental Laws relating to the exploration, development, production, proration, allocation, pooling, unitization or correlative rights relating to oil, gas and other Hydrocarbons.

"Environmental Liabilities" shall mean any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

"Environmental Matters" shall mean (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

"Equipment" shall mean all the tangible personal property, tools, machinery, materials, pipelines, gas plants, gathering systems, equipment, fixtures and improvements, or interests therein, which are incidental or attributable to the Assets, or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, on the Effective Date.

"Excepted Property" means the following:

         (a) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to the Assets with respect to any period of time prior to the Effective Date, and (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Assets with respect to any period prior to the Effective Date;

         (b) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date with respect to any of the Assets;

         (c) all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards attributable to the Assets with respect to any period prior to the Effective Date;

         (d) all (i) Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Date, together with all proceeds from or of such Hydrocarbons, and(ii) Hydrocarbons which, at the Effective Date, are owned by Seller and are in storage, within processing plants, or in gathering lines or pipelines;

         (e) Seismic data or license agreements, which are subject to prohibitions on assignment by Seller;

         (f) claims of Seller for refund of or credits with respect to production, severance, ad valorem, or any other taxes attributable to the Assets with respect to any period prior to the Effective Date;

         (g) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements relating to the Assets (including joint operating agreements) with respect to any period prior to the Effective Date (excluding adjustments for gas imbalances for which Purchase Price adjustment has been made hereunder);

         (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date; and

         (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Date.
"Final Payment" shall mean as defined in Section 3.2.

"Final Settlement Statement" shall mean as defined in Section 12.2.

"Governmental Authority" shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

"Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging injecting, escaping, leaching, disposing or dumping of any Hazardous Materials from or onto the Lands.

"Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all "hazardous substances" as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

"Hydrocarbons" means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, SO2, CO2, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof.

"Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following: (a) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (b) all rights with respect to any pooled, communitized or unitized acreage by virtue of any of the Assets being a part thereof; (c) all agreements and contracts, easements, rights-of-way, servitudes and other estates related or attributable to the Assets or Equipment.

"Initial Payment" shall mean as defined in Section 3.2.

"Knowledge" shall mean (a) if a natural person, the actual knowledge of such natural person of any fact, circumstance or condition, without investigation, and (b) if a business organization, the actual knowledge of the chief operating officer of any fact, circumstance or condition, without investigation.

"Lands" shall mean the lands covered by or subject to the Leases.

"Law" or "Laws" shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

"Leases" shall mean the fee mineral interests, leasehold interests, royalty and overriding royalty interests described on EXHIBIT "A" attached to the Agreement.

"Material  Contracts"  shall be as defined in Section 6.1(f) and as set forth in
SCHEDULE 6.1(F).

"Mineral Interests" shall mean the rights, estates, titles and interests of Seller in and to the Leases, Wells and Units.

"Mortgage" shall mean as defined in Section 3.2.

"Net Revenue Interest" shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Asset .

"Note" shall mean as defined in Section 3.2.

"Offsite Environmental Matter" shall mean any Environmental Condition resulting from Hazardous Materials originating from the Assets that have been transported for disposal, reclamation or recycling from the Assets prior to the Effective Date (or prior to the Closing Date as a result of a breach by Seller of Section 81(b)) to properties owned by third parties. "Permitted Encumbrances" shall mean any of the following matters:

                  (a) all agreements, instruments, documents, liens, encumbrances, and other matters which are described in any Schedule or Exhibit to the Agreement, to the extent that the net cumulative effect of such matter does not operate to reduce the Net Revenue Interest in the affected Asset to less than the Net Revenue Interest specified in EXHIBIT "A" for such Asset;

                  (b) preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                  (c) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and which are described on SCHEDULE 6.1(M);

                  (d) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

                  (e) all Transfer Requirements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

                  (f) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

                  (g) any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with Seller's operation of the portion of the Assets burdened thereby;

                  (h) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Asset, does not operate to reduce the Net Revenue Interest of Seller in such Asset as specified in EXHIBIT "A" AND EXHIBIT "A-1";

                  (i) rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

                  (j) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation, value or use of any of the Assets, do not prevent Buyer from receiving the proceeds of production from any of the Wells, do not reduce the interest of Seller with respect to all Oil and Gas produced from any Well below the Net Revenue Interest set forth in EXHIBIT "A" for such Asset, and/or do not materially increase the portion of the costs and expenses relating to any Asset that Seller is obligated to pay above the Working Interest set forth in EXHIBIT "A" for such Asset (without a proportionate increase in Net Revenue Interest).

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.


"Preferential Right" shall mean any right or agreement that enables any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof.

"Remediation" shall mean, with respect to an Environmental Condition, the implementation and completion of any actions required under Environmental Laws to correct or remove such Environmental Condition. "Remediation Amount" shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost of the most cost effective Remediation of such Environmental Condition which is reasonable under the circumstances.

"Reserved Interests" shall mean all of Seller's royalty, overriding royalty and other non-expense bearing revenue interest of whatever kind or character (a) in the Wells (including Wells on Units), as same may be recompleted or deepened, together with the Hydrocarbons produced therefrom, and (b) in the Leases exclusive of the Wells, but subject to an adjustment of overriding royalty (reduction or increase) for the Leases identified on EXHIBIT "A-1", to achieve a "per Lease" Net Revenue Interest equal to that set out on EXHIBIT "A-1."

"SECURITIES ACT" SHALL MEAN THE SECURITIES ACT OF 1933, AS AMENDED.

"Seller's Records" shall mean any of the Seller's books, records, contracts, agreements and files that are directly related to the Assets.

"Transfer Requirement" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any third party which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein other than any such consent, approval, authorization or permit of, or filing with or notification to, any third party which is required to be obtained, made or complied with for or in connection with the sale of the Assets to Buyer as contemplated by the Agreement.

"Tribunal" shall be the board of arbitrators referred to in Section 17.10.

"Units" means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the Lands or Leases or any portion thereof, and the units and pooled or communitized areas created thereby.

"Well" means each oil and gas well, well completion, multiple well completion and other subdivision of property located on the Leases and Lands, including the wells set forth on EXHIBIT "A-1" to the Agreement.

"Working Interest" shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of an Asset.